Exhibit 99.1
Transcript of Video Message from Allen R. Hartman

Thank you for joining us, everybody. We have listened to your feedback from the last video I made a week ago and want to address some of your concerns.
One thing is about the net asset value per share of the stock is $12.08. That remains unchanged; however, going forward with increasing cap rates on properties, it could be reduced 10 to 15%. The increasing interest rates we're faced with, with our floating rate debt, is consuming the free cash flow, which is the main reason for the cut in the distributions.
Thankfully, our leverage is relatively low. We're about 43% leveraged, and as a result we can pay the debt, even in a rising interest rate environment. The value of the company is solid, as the operating performance remains strong. We are anticipating reaching 88% occupancy this year, which is what the budget is for the company, and we're currently very close to 85% and well on our way and actually ahead of budget for the year.
There's also a lag and realized income from that new leasing activity, so while the occupancy is increasing the cash flow will be impacted in the future, not immediately. In addition, we have debt that's due in 15 months, and we're addressing that by selling assets, reducing the debt by selling assets so we can replace the loan at the end of 15 months. This will allow us to preserve the equity and resume making distributions and paying redemptions.
Furthermore, we're cutting expenses both at the property level, with the management level, to further enhance cash flow. Also, there's going to be more information to come in the next week or two regarding our specific strategies on how we're reducing debt and preserving your equity.
Thank you very much for the confidence you have shown in investing with us. Rest assured we're doing everything possible to preserve your equity and enhance the company's operations. Thank you and God bless you.